UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2007

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (l7 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (l7 CFR 240-14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2007, the Company set the specific performance goals and objectives for the executive officers (other than the Chief Executive Officer) that will be used to determine the amount of the annual cash bonus that may be paid to the executive officers for fiscal 2007 under the Company's Management By Objective (MBO) Plan. The MBO Plan, which applies to each NEO other than the Chief Executive Officer, provides for the award of annual cash incentive compensation based on full or partial achievement of pre-established financial and non-financial performance goals. Incentive bonuses under the MBO Plan are determined by multiplying the target bonus amount by the number of points achieved towards the target, with such points expressed as a percentage. For fiscal year 2007, the annual cash incentive was targeted to a pre-determined percentage of the base salary of the participating NEO, varying from 50% to 60% (depending on the particular participant). In addition, each NEO participating under the MBO Plan has the opportunity to increase the target percentage of base salary eligible to be paid as an annual cash incentive by five or 10 percentage points based on the Company's earnings per share ("EPS") performance over a target amount (the "EPS Target"). As a result, each participating NEO's annual incentive bonus target is a range of percentages as follows: for the Vice Presidents, Operations, the range is 60% to 70% of base salary; for the Chief Financial Officer, the range is 55% to 60% of base salary; and for the Vice President, News, the range is 50% to 55% of base salary.

Each participating NEO also is awarded points based on achievement of financial and non-financial goals established for the fiscal year relating to corporate results, business unit results and individual performance. Each performance objective is weighted to reflect its relative contribution to specific short-term and long-term financial, strategic and/or management practice goals applicable to the executive. For fiscal year 2007, the Vice Presidents, Operations are each eligible to receive a maximum of 150 points, the Chief Financial Officer and the Vice President, News, are each eligible to receive a maximum of 140 points. These points translate to the maximum percentages of the target annual incentive payable to the NEO, and would be 150% and 140%, respectively

The financial targets taken into consideration in assessing a participating NEOs achievement toward his or her maximum points consist of the following:

- If revenues are above budget, the extent to which revenues are captured in cash flow (i.e., revenue capture) or, if revenues are below budget, cash flow is recovered through cost controls (i.e., revenue recovery);

- Exceeding budget on cash flow, circulation and/or interactive media goals; and

- Departmental cost controls.

The non-financial performance goals relate to corporate, departmental and project specific objectives, such as:

- completion of strategic projects;

- technology initiatives;

- organizational management and leadership;

- people-related objectives such as diversity improvements and departmental cohesion.

The following chart displays the weighting of each financial criteria and the points attributed to non-financial criteria as a whole for each participating NEO:

Name	Financial Goals					Non-Financial Goals	Total Maximum Points
	Capturing or Recovering Revenues	Exceeding Budgeted Circulation	Exceeding Budgeted Operating Cash Flow	Exceeding Interactive Media Revenue Goals	Cost Containment Within Departmental Budgets
Patrick Talamantes, Chief Financial Officer	N/A	N/A	80	N/A	10	50	140
Bob Weil, Vice President, Operations	7	15	100	15	N/A	13	150
Frank Whittaker, Vice President, Operations	7	15	100	15	N/A	13	150
Howard Weaver, Vice President, News	N/A	N/A	80	N/A	15	45	140

The table below shows the 2007 maximum bonus target, the maximum points and the maximum bonus payable to each of the NEOs, other than the Chief Executive Officer, taking into account the target and points maximums.

Name	Maximum MBO Target as a % of Base Salary	Maximum MBO Points Expressed as a %	MBO Maximum as a % of Base Salary
Patrick Talamantes, Chief Financial Officer	60%	140%	84%
Bob Weil, Vice President, Operations	70%	150%	105%
Frank Whittaker, Vice President, Operations	70%	150%	105%
Howard Weaver, Vice President, News	55%	140%	77%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 22, 2007	The McClatchy Company

/s/ Patrick J. Talamantes
Patrick J. Talamantes
Vice President and Chief Financial Officer